Exhibit 23.15

CONSENT OF QUALIFIED PERSON

Montgomery & Associates Consultores Limitada, in connection with Arcadium Lithium plc’s registration statement on Form S-4 and the proxy statement/prospectus included therein and any amendments or supplements and/or exhibits thereto (collectively, the “Registration Statement”), consents to:

1.
The filing and use of the technical report summary titled “SEC Technical Report Summary, Sal de Vida Lithium Brine Project” (the “Technical Report Summary”), with an effective date of June 30, 2023, as an exhibit to and referenced in the Registration Statement;

2.
The use of and references to our name, including our/my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summary; and

3.
Any extracts from or a summary of the Technical Report Summary included in or incorporated by reference in the Registration Statement and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was or were prepared by us, that we supervised the preparation of and/or that was or were reviewed and approved or certified to by us, that is or are included or incorporated by reference in the Registration Statement.

Montgomery & Associates Consultores Limitada is responsible for authoring, and this consent pertains to, the following sections of the Technical Report Summary:

1.	Chapter 1: Executive Summary (partial)
2.	Chapter 3: Property Description
3.	Chapter 4: Accessibility, Climate, Local Resources, Infrastructure, Physiography
4.	Chapter 5: History
5.	Chapter 6: Geological Setting, Mineralization and Deposit Types
6.	Chapter 7: Exploration
7.	Chapter 8: Sample Preparation, Analyses and Security
8.	Chapter 9: Data Verification
9.	Chapter 11: Mineral Resource Estimates
10.	Chapter 12: Mineral Reserve Estimates
11.	Chapter 13: Mining Methods
12.	Chapter 17: Environmental Studies, Permitting, and Social or Community Impact
13.	Chapter 22: Interpretation and Conclusions (partial)
14.	Chapter 23: Recommendations (partial)
15.	Chapter 24: References (partial)
16.	Chapter 25: Reliance on Information Supplied by the Registrant (partial)

Montgomery & Associates Consultores Limitada certifies that it has read the descriptions and references to the Technical Report Summary in the Registration Statement and the documents incorporated by reference therein and that such descriptions and references fairly and accurately represent the information in the Technical Report Summary for which it is responsible.

Dated November 15, 2023

/s/ Michael Rosko
Michael Rosko Principal Hydrogeologist, Montgomery & Associates Consultores Limitada CPG #25065, SME Registered Member #4064687

/s/ Brandon Schneider
Brandon Schneider Senior Hydrogeologist, Montgomery & Associates Consultores Limitada Arizona Registered Professional Geologist #61267, SME Registered Member #4306449